Radiation Therapy Services Closes $50 Million Credit Facility Expansion

- Accordion Feature Provides for Additional Acquisition Funding -

FORT MYERS, Fla., July 2 /PRNewswire-FirstCall/ -- Radiation Therapy Services, Inc. (Nasdaq: RTSX), a leading operator of radiation therapy centers, announced today it closed a $50 million expansion of its credit facility by exercising the Term B accordion feature. The participants in the credit facility expansion include members of the senior bank lending group, existing institutional investors and other participating financial institutions.

The Company used the proceeds of the Term B expansion to pay down its revolving credit facility, after which the outstanding balances of the Term B financing and revolving credit facility were $148.1 million and $29.2 million, respectively. The current availability under the revolving credit facility is $110.5 million.

David N.T. Watson, Executive Vice President and Chief Financial Officer, stated, "We are extremely pleased with the continued high level of support provided by our banking and institutional partners. This additional access to capital will support the Company's continued expansion within our existing markets as well as entry into new local markets."
The Company will be reporting the closing of this credit facility on a Form 8-K filed with the SEC on or before July 6, 2007.

About Radiation Therapy Services, Inc.
Radiation Therapy Services, Inc., which operates radiation treatment centers primarily under the name 21st Century Oncology, is a provider of radiation therapy services to cancer patients. The Company's 80 treatment centers are clustered into 25 local markets in 16 states, including Alabama, Arizona, California, Delaware, Florida, Kentucky, Maryland, Massachusetts, Michigan, Nevada, New Jersey, New York, North Carolina, Pennsylvania, Rhode Island and West Virginia. The Company is headquartered in Fort Myers, Florida. More information about the Company can be found at its Web site www.rtsx.com. RTSXG

This release may contain forward-looking statements about the Company's future plans, expectations and objectives, including, but not limited to, the Company's expected financial results and estimates for 2007. Words such as "may," "will," "expect," "intend," "anticipate," "plan," "believe," "seek," "could" and "estimate" and variations of these words and similar expressions are intended to identify forward- looking statements. These forward-looking statements are not historical facts and are subject to risks and uncertainties that could cause the actual results to differ materially from those projected in these forward-looking statements including, but not limited to the Company's actual financial results, those risk factors described in the "Risk Factors" section and other information in the Company's most recently filed annual report on Form 10-K, as well as the Company's other filings with the Securities and Exchange Commission which are available on the SEC's website at www.sec.gov. Readers of this release are cautioned not to place undue reliance on forward-looking statements. The Company undertakes no obligation to publicly update or revise the forward-looking statements contained herein to reflect changed events or circumstances after the date of this release.

Contacts:	Investors:
David N.T. Watson	Nick Laudico / Zack Kubow
Chief Financial Officer	The Ruth Group
Radiation Therapy Services, Inc.	646-536-7030 / 7020
239-931-7281	nlaudico@theruthgroup.com
dwatson@rtsx.com	zkubow@theruthgroup.com

SOURCE Radiation Therapy Services,
-0-	07/02/2007
/CONTACT: David N.T. Watson, Chief Financial Officer, of Radiation Therapy Services, Inc., +1-239-931-7281, dwatson@rtsx.com; or Nick Laudico / Zack Kubow of The Ruth Group, +1-646-536-7030 / 7020, nlaudico@theruthgroup.com, zkubow@theruthgroup.com/
/Web site: www.rtsx.com/
(RTSX)